Exhibit 99.1

NEWS RELEASE

6950 South Potomac St.

Suite 300

Centennial, CO  80112

Investor Contact:

Deborah K. Pawlowski

Kei Advisors LLC

716.843.3908

dpawlowski@keiadvisors.com

Uranium Resources Provides Second Quarter 2013 Update

CENTENNIAL, CO, August 9, 2013 — Uranium Resources, Inc. (NASDAQ: URRE) (“URI” or the “Company”) today provided an update on the Company’s activities and financials through June 30, 2013, as well as its strategy and outlook.

Second Quarter and Recent Highlights

•                  Consolidated corporate headquarters in Denver, Colorado, and rationalized office locations which should generate $1.5 million in annualized savings.

•                  Strengthened team with the appointment of Jeffrey L. Vigil as Vice President-Finance and Chief Financial Officer.

•                  Improved economics from future production in Texas with renegotiated uranium supply contract.

•                  URI continues to actively monitor all expenses and is executing initiatives to conserve cash; the Company expects a lower monthly cash burn during the second half of the year.

“We continue to take the necessary actions to conserve cash and strengthen our balance sheet in the near term and to place us on solid ground for the future.  During the quarter, we executed our consolidation plan and enhanced the corporate team based in Denver with the appointment of Jeff Vigil as CFO,” stated Christopher M. Jones, President and Chief Executive Officer of URI.  “The recently announced renegotiated ITOCHU agreement and the progress made at the Kingsville Dome pond project are important steps that will position us to resume production activities in Texas during the latter half of 2014.”

Preparing for return to production in Texas; Restoration and rehabilitation activities progressing

Groundwater restoration activities in Texas continue to progress, with well plugging of the Rosita project’s production areas 1 and 2 by the end of the year.  The Company continues restoration activities with stabilization targeted for the fourth quarter of 2013 for all production areas at the Kingsville Dome and Vasquez projects.

The Kingsville Dome holding pond rehabilitation is expected to be completed by the end of the year, and the refurbishment of the processing facility back to production capability will take approximately six months thereafter.  The Company expects to be in a position for production in Texas during the latter half of 2014.

URI amended its uranium supply contract with ITOCHU International Inc. in early July.  The new contract strengthens the economics of production from URI’s facilities by providing an improved sales pricing structure.  ITOCHU committed to purchase one-half of all production from the Vasquez, Rosita or Kingsville properties up to three million pounds of U3O8.

-MORE-

In early January 2013, URI announced the expansion of its exploration program with Cameco to include 22,700 net acres known as the Tecolote tract.  URI and Cameco are currently in phase three of a five-phase exploration program.  This phase is expected to wrap up by the end of 2013 and to date, seven wide-spaced holes at an average depth of about 1,200 feet have been completed.  A second drill rig was recently brought onto the property.

Evaluating long-term assets in New Mexico

URI recently initiated evaluation work in an effort to produce national instrument 43-101 reports for some of its long-term assets in New Mexico, including Roca Honda and the Cebolleta property. The Company believes that this additional technical analysis will provide management with greater strategic clarity.

URI has continued its efforts on reaching a permanent access agreement with the Navajo Nation.  Conversations continue and recently environmental and surveying contractors were on the site and completed some initial work on a proposed right of way.  These actions are aimed at further de-risking and improving the economics of the Churchrock project.

Liquidity Position

Cash at June 30, 2013 was $5.3 million compared with $4.4 million at the end of the first quarter of 2013 and $4.7 million as of December 31, 2012.  The June balance reflected the return of capital as a result of replacing $9.0 million of fully collateralized financial surety instruments with new surety bonds requiring collateral of only 40% of the face amount of the bonds, resulting in approximately $5.4 million in additional cash available for operations.  At the end of July 2013, URI’s cash position was $4.25 million.

Mr. Jones stated, “We have lowered our core cash requirements now that we have completed many of our efficiency and consolidation initiatives and expect to see further cost reductions as restoration activities come to a close around the end of the year.”

URI did not utilize its existing At-The-Market Sales Agreement (“ATM”) during the second quarter of 2013.  At the end of the quarter, the Company had a total of $9.0 million in share value available for future sales under the ATM.

Teleconference and Webcast

URI will host a conference call and webcast today at 11:30 a.m. ET.  During the call, management will provide an update on URI’s strategies, outlook, and progress in advancing its Texas and New Mexico properties.  A question-and-answer session will follow.

The URI conference call can be accessed by calling (201) 689-8471.  The live listen-only audio webcast can be monitored on the Company’s website at www.uraniumresources.com, where it will be archived afterwards.

A telephonic replay will be available from 2:30 p.m. ET the day of the teleconference until Friday, August 16, 2013.  To listen to the archived call, dial (858) 384-5517 and enter replay pin number 417986.  A transcript will also be posted on the Company’s website, once available.

About Uranium Resources, Inc.

Uranium Resources, Inc. explores for, develops and mines uranium.  Since its incorporation in 1977, URI has produced uranium by in-situ recovery (ISR) methods in the state of Texas and currently has a number of initiatives underway to return the Company to production.  URI has over 206,600 acres of uranium mineral holdings and 144.8 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 3 million pounds of uranium per year.  URI has an additional 664,000 pounds of in-place reserves in Texas.  The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words.  All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, access to properties, completion of restoration activities, the outcome of discussions with the Navajo Nation and royalty holders, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, annualized savings from consolidating offices, improved economics from revised supply contract, lower monthly cash burn, and the Company’s ability to conserve cash and strengthen its balance sheet and the timing and completion of exploration activities at Tecolote are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the Company’s ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

TABLES FOLLOW.

URANIUM RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$5,325,813	$4,664,596
Receivables, net	5,925	276,801
Prepaid and other current assets	395,654	431,427
Total current assets	5,727,392	5,372,824
Property, plant and equipment, at cost:
Uranium properties	108,232,478	107,672,404
Other property, plant and equipment	1,333,861	1,360,598
Less-accumulated depreciation, depletion and impairment	(65,466,430)	(65,318,921)
Net property, plant and equipment	44,099,909	43,714,081
Long-term investment:
Certificates of deposit, restricted	4,010,292	9,491,865
	$53,837,593	$58,578,770
Current liabilities:
Accounts payable	$764,448	$1,331,888
Note payable	—	5,000,000
Current portion of asset retirement obligations	887,257	1,160,378
Royalties and commissions payable	665,745	665,745
Accrued interest and other accrued liabilities	748,787	859,981
Current portion of capital leases	40,431	112,140
Total current liabilities	3,106,668	9,130,132
Asset retirement obligations	3,455,798	3,337,679
Other long-term deferred credits	500,000	500,000
Long-term capital leases, less current portion	8,847	17,582
Long-term debt, less current portion	450,000	450,000
Total liabilities	7,521,313	13,435,393
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2013—20,020,258; 2012—16,150,163	20,024	16,154
Paid-in capital	216,504,760	207,338,549
Accumulated deficit	(170,199,086)	(162,201,908)
Less: Treasury stock (3,813 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	46,316,280	45,143,377
	$53,837,593	$58,578,770

URANIUM RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Uranium sales	$—	$—	$—	$—
Total revenue	—	—	—	—
Costs and expenses:
Cost of uranium sales:
Operating expenses	630,907	923,429	1,318,124	1,143,837
Accretion/amortization of asset retirement obligations	97,435	23,624	194,870	46,743
Depreciation and depletion	73,919	110,996	149,818	227,318
Impairment of uranium properties	400,226	482,849	679,655	751,772
Exploration expenses and land maintenance costs	652,455	30,744	751,360	57,459
Total cost of uranium sales	1,854,942	1,571,642	3,093,827	2,227,129
Loss from operations before corporate expenses	(1,854,942)	(1,571,642)	(3,093,827)	(2,227,129)
Corporate expenses:
General and administrative	1,939,882	2,183,553	4,575,118	5,196,689
Depreciation	37,163	31,956	83,142	63,840
Total corporate expenses	1,977,045	2,215,509	4,658,260	5,260,529
Loss from operations	(3,831,987)	(3,787,151)	(7,752,087)	(7,487,658)
Other income (expense):
Interest expense	(9,908)	(3,121)	(249,626)	(6,668)
Interest and other income (expense), net	(4,691)	129,593	4,535	227,177
Net loss	$(3,846,586)	$(3,660,679)	$(7,997,178)	$(7,267,149)
Basic and diluted net loss per common share	$(0.19)	$(0.30)	$(0.43)	$(0.70)
Average weighted shares outstanding	19,879,847	10,626,011	18,580,078	10,215,350

URANIUM RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Operating activities:
Net loss	$(7,997,178)	$(7,267,149)
Reconciliation of net loss to cash used in operations—
Accretion/amortization of asset retirement obligations	194,870	46,743
Depreciation and depletion	232,960	291,158
Impairment of uranium properties	679,655	751,772
Decrease in restoration and reclamation accrual	(933,897)	(879,269)
Stock compensation expense	183,316	311,797
Other non-cash items, net	73,795	609
Effect of changes in operating working capital items— (Increase) decrease in receivables	270,876	(83,354)
Decrease in prepaid and other current assets	35,773	46,242
Increase (decrease) in payables, accrued liabilities and deferred credits	(291,301)	1,672,138
Net cash used in operating activities	(7,551,131)	(5,109,313)
Cash flows from investing activities:
(Increase) decrease in certificates of deposit, restricted	5,481,573	(46,715)
Increase in notes receivable	—	(3,156,765)
Additions to uranium properties	(788,213)	(3,155,448)
Net cash provided by (used in) investing activities	4,693,360	(6,358,928)
Cash flows from financing activities:
Payments on borrowings	(80,444)	(31,702)
Issuance of common stock, net	3,599,432	11,434,055
Net cash provided by financing activities	3,518,988	11,402,353
Net increase (decrease) in cash and cash equivalents	661,217	(65,888)
Cash and cash equivalents, beginning of period	4,664,596	2,890,263
Cash and cash equivalents, end of period	$5,325,813	$2,824,375
Non-cash transactions:
Issuance of common stock for short-term loan principal and interest payments	$5,095,833	—
Issuance of common stock for services	$291,500	—
Issuance of restricted stock to employees and directors	$247	$341
Capital lease obligations	$—	$24,931

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